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Exhibit 99.(a)(1)(i)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
OF
7-ELEVEN, INC.
AT
$32.50 NET PER SHARE
BY
IYG HOLDING COMPANY
A WHOLLY OWNED SUBSIDIARY OF
SEVEN-ELEVEN JAPAN CO., LTD.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 3, 2005, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE (THE "SHARES"), OF 7-ELEVEN, INC. (THE "COMPANY") WHICH WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY SEVEN-ELEVEN JAPAN CO., LTD., IYG HOLDING COMPANY AND CERTAIN OTHER PERSONS, AS SET FORTH IN THE INTRODUCTION; AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF SHARES SUCH THAT UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED SHARES PURSUANT TO THE OFFER, SEVEN-ELEVEN JAPAN CO., LTD. WILL, DIRECTLY OR INDIRECTLY, OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90% OF THE SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE INTRODUCTION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE OFFER—SECTION 11. CONDITIONS TO THE OFFER" OF THIS OFFER TO PURCHASE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

September 6, 2005

IMPORTANT

A shareholder of the Company desiring to tender all or any portion of such shareholder's Shares must do one of the following, as applicable: (i) complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it and its instructions, including such shareholder's Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this document; (ii) follow the procedure for book-entry transfer of Shares set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares"; or (iii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such broker, dealer, commercial bank, trust company, or other nominee to tender such Shares.

A shareholder of the Company who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the offer, may tender such Shares by following the procedures for guaranteed delivery discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact such shareholder's broker, dealer, commercial bank or trust company for assistance.

i

SUMMARY TERM SHEET

        This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the offer described in this document, and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase, the schedules to this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal provided with this Offer to Purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

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  Seven-Eleven Japan Co., Ltd. ("Parent"), through IYG Holding Company ("Purchaser"), a wholly owned subsidiary of Parent incorporated in Delaware, is proposing to acquire all of the shares of common stock, par value $.0001 per share, of 7-Eleven, Inc. (the "Company") not owned by Parent and its subsidiaries in a tender offer at a price of $32.50 per share upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See "The Offer—Section l. Terms of the Offer."

  •
  Parent currently owns, directly and through its 100% ownership interest in Purchaser, approximately 72.7% of the outstanding shares of Company common stock. In addition, Parent owns all of the outstanding 4.5% Convertible Quarterly Income Debt Securities due 2010 of the Company (the "QUIDS"), which are convertible into shares of Company common stock. Assuming conversion of the QUIDS, Parent currently owns, directly and through its 100% ownership interest in Purchaser, approximately 75.7% of the shares of Company common stock.

  •
  The tender offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn at least a majority of the outstanding shares of Company common stock owned by persons other than Parent, Purchaser and certain other persons as set forth in the "Introduction," which we refer to as the "minimum condition," as of the date the shares are accepted for payment pursuant to the offer; and

  •
  there being validly tendered and not withdrawn a sufficient number of shares of Company common stock such that upon acceptance for payment and payment for the tendered shares pursuant to the offer, Parent will, directly or indirectly through Purchaser, own a number of shares representing at least 90% of the shares of Company common stock on a fully diluted basis (as defined in the "Introduction").

    The minimum condition is not waivable. See "The Offer—Section 11. Conditions to the Offer" for a description of certain other conditions to the offer. There is no financing condition to the offer.

  •
  If the offer is completed, Parent will cause Purchaser and the Company to merge pursuant to the "short-form" merger provisions of the Delaware General Corporation Law and the Texas Business Corporation Act, unless it is not lawful to do so. Under Section 253 of the Delaware General Corporation Law and Article 5.16 of the Texas Business Corporation Act, Purchaser may effect a "short form" merger without the affirmative vote of, or prior notice to, the Company's board of directors or shareholders if Purchaser owns at least 90% of the outstanding shares of Company common stock, which is the only class or series of stock issued by the Company. See "Special Factors—Section 6. Effects of the Offer."

  •
  After the merger:

  •
  Parent would own directly or indirectly all of the equity interests in the Company;

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  the Company's current shareholders would no longer have any interest in the Company's future earnings or growth;

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  the Company would no longer be a public company, and its financial statements would no longer be publicly available; and

    •
    the Company's common stock would no longer trade on the New York Stock Exchange.

    See "The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations."

  •
  The tender offer has been commenced without obtaining the prior approval or recommendation of the Company's board of directors. Neither the approval nor the recommendation of the Company's board of directors is required under applicable law for this tender offer transaction to be commenced or completed. See the "Introduction." The Company's board of directors is required to advise the Company's shareholders of its position on the tender offer within ten business days after the date of this Offer to Purchase. See the "Introduction."

  •
  Shareholders who sell their shares of Company common stock in the tender offer will, if the tender offer is completed, receive cash for their shares sooner than shareholders who wait for the merger, but shareholders who tender will not be entitled to a judicial appraisal of the fair value of their shares of Company common stock under the Texas Business Corporation Act. If the tender offer is completed, any shareholders who do not tender their shares of Company common stock will be entitled to demand the purchase of their shares of Company common stock following completion of the merger for a purchase price equal to the "fair value" of their shares, as determined by a court, by following the procedures required by the Texas Business Corporation Act. In connection with the exercise of such demand rights, shareholders may receive less, the same or more per share of Company common stock than is being offered in the tender offer. See "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3" and Schedule C to this Offer to Purchase for more information concerning appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE OFFER

        Parent, through Purchaser, is pursuing a tender offer to purchase all issued and outstanding shares of common stock of the Company not owned by Parent and its subsidiaries for $32.50 per share in cash. The following are some of the questions that you, as a shareholder of the Company, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in these questions and answers is intended to be an overview only. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        Purchaser is offering to purchase your shares of Company common stock. Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. See "The Offer—Section 8. Certain Information Concerning Holdings, Purchaser and Parent."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $32.50 per share, net to you, in cash. If you are the record owner of your shares of Company common stock and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your shares of Company common stock through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction." Payments in connection with the offer or the merger may also be subject to backup federal income tax withholding at a rate of 28%, if certain requirements are not met. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" and "The Offer—Section 5. Certain Federal Income Tax Consequences."

Do you have the financial resources to make payment? Is your financial condition relevant to my decision to tender in the offer?

        Parent will provide sufficient funds to Purchaser to purchase all shares of Company common stock validly tendered and not withdrawn in the offer. Parent intends to use cash on hand to fund the offer price for tendered shares. The offer is not subject to any financing condition. See "The Offer—Section 9. Source and Amount of Funds."

How long do I have to decide whether to tender in the offer? Can the offer be extended?

        You will have until 12:00 midnight, New York City time, on Monday, October 3, 2005, to tender your shares of Company common stock in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. We can elect at any time to extend the offer. If we extend the offer, we shall inform The Bank of New York (which is the Depositary for the offer) of that fact and shall make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. We may also decide to establish a subsequent offering period of up to 20 business days in certain circumstances, although we are not obligated to do so. See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

What are the most significant conditions to the tender offer?

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  We are not obligated to accept for payment or to purchase any shares that are validly tendered unless that number of shares validly tendered and not withdrawn as of the date the shares are accepted for payment pursuant to the offer represents at least a majority of the then outstanding shares, excluding shares beneficially owned by Parent, Purchaser and certain other persons as set forth in the "Introduction." We call this condition the "minimum condition." This condition is not waivable. See "The Offer—Section 11. Conditions to the Offer."

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  We are also not obligated to accept for payment or to purchase any shares that are validly tendered unless there have been validly tendered and not withdrawn a sufficient number of shares of Company common stock such that upon acceptance for payment and payment for the tendered shares pursuant to the offer, Parent will, directly or indirectly, own a number of shares representing at least 90% of the shares of Company common stock on a fully diluted basis (as defined in the "Introduction"). This condition is waivable. See "The Offer—Section 11. Conditions to the Offer."

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  The tender offer is also subject to a number of other conditions described below in this Offer to Purchase. We do not believe that we need to obtain any material antitrust, bank, regulatory or other governmental approvals, consents or clearances in order to complete this offer. For a complete description of all conditions to which this offer is subject, see "The Offer—Section 11. Conditions to the Offer."

How do I tender my shares?

        If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase. You may also tender your shares by following the procedures for book-entry transfer of shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your shares for you in "street name," you must instruct your broker to tender your shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to the expiration date of the offer, which is 12:00 midnight, New York City time, on Monday, October 3, 2005, unless the offer is extended. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered shares? How do I withdraw previously tendered shares?

        You may withdraw shares at any time prior to the expiration of the offer and, if we have not accepted your shares for payment by Friday, November 4, 2005, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw, however, will not apply to any subsequent offering period if we elect to establish one. To withdraw shares, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See "The Offer—Section 4. Withdrawal Rights."

What does the Company's board of directors recommend regarding the tender offer?

        We have not asked the board of directors of the Company to approve the tender offer or provide a recommendation with respect to the tender offer. Under applicable law, no approval or recommendation by the Company's board is necessary for us to commence or complete this tender offer. The board of directors of the Company is required by United States federal securities laws to file with the SEC and distribute to its shareholders, within 10 business days from the date of this Offer to Purchase, a statement as to its position, if any, on the tender offer.

Will the tender offer be followed by a merger if all the Company's shares are not tendered in the offer? If I decide not to tender, how will the offer affect my shares?

        If we accept for payment and pay for at least a majority of the outstanding shares of the Company, excluding shares beneficially owned by Parent, Purchaser and certain persons as set forth in the "Introduction," and hold at least 90% of the shares on a fully diluted basis (as defined in the "Introduction"), we shall effect the merger between Purchaser and the Company, unless it is not lawful to do so. Upon the occurrence of the merger, shareholders not tendering in the offer would receive the same amount of cash per share that they would have received had they tendered their shares in the offer, unless they seek a judicial appraisal of their shares which may result in a greater, lesser or the same amount of cash being paid as would have been paid in the offer. Therefore, upon the occurrence of a merger, the only differences to you between tendering your shares and not tendering your shares are that you will be paid earlier if you tender your shares in the offer and you will not have the statutory dissenters' appraisal rights described in the answer to the next question. If the merger does not take place, however, the number of shareholders and the number of shares of the Company common stock that are still in the hands of the public may be so small that Company common stock may not be eligible to trade on the New York Stock Exchange, and there may not be any public trading market for Company common stock. Also, the Company may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction", "Special Factors—Section 6. Effects of the Offer", "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3" and "The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations."

Will I have the right to have my shares of Company common stock appraised?

        If you tender your shares of Company common stock in the offer, you will not be entitled to exercise statutory dissenters' appraisal rights under the Texas Business Corporation Act. If you do not tender your shares in the offer, and if a subsequent merger of Purchaser and the Company occurs in which shares held by non-tendering shareholders are converted into the right to receive the same amount of cash per share paid in the offer, you will be entitled to demand the purchase of your shares of Company common stock for a purchase price equal to the "fair value" of your shares, as determined by a court, by following the procedures required by Articles 5.12, 5.13 and 5.16 of the Texas Business Corporation Act. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights in connection with a merger is defined as the value of the shares as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. This value may be determined to be more or less than, or the same as, the $32.50 per share cash consideration to be received either in the offer or pursuant to the merger.

        Failure to follow the procedures required by Articles 5.12, 5.13 and 5.16 of the Texas Business Corporation Act for perfecting dissenters' rights may result in the loss of dissenters' rights, in which event you will be entitled to receive the merger consideration in accordance with the terms of the merger. Due to the complexity of Articles 5.12, 5.13 and 5.16 of the Texas Business Corporation Act, if you consider dissenting from the merger, we urge you to consult your own legal counsel. The relevant sections of the Texas Business Corporation Act are reproduced and attached as Schedule C to this Offer to Purchase. See "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3."

What is the market value of my shares as of a recent date?

        On August 31, 2005, the last trading day before we announced our intention to commence the offer, the per share closing price of Company common stock reported on the New York Stock Exchange was $28.34. On September 2, 2005, the last trading day before we commenced the tender offer, the per share closing price of Company common stock reported on the New York Stock Exchange was $35.10. We encourage you to obtain a recent quotation for shares of Company common stock in deciding whether to tender your shares. See "The Offer—Section 6. Price Range of the Shares; Dividends."

Generally, what are the United States federal income tax consequences of tendering shares?

        The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells shares pursuant to the offer, or who receives cash in exchange for shares pursuant to the merger, will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15%, if the shares were held for more than one year, and at ordinary income tax rates, if held for one year or less. See "The Offer—Section 5. Certain Federal Income Tax Consequences."

To whom may I speak if I have questions about the tender offer?

        You may call Innisfree at (888) 750-5834 (toll free). Innisfree is acting as the information agent for the tender offer. You may also call Citigroup Global Markets Inc. at (800) 956-2133 (toll free). Citigroup Global Markets Inc. is acting as the dealer manager for the tender offer. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Common Stock of the Company:

INTRODUCTION

        IYG Holding Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Seven-Eleven Japan Co., Ltd. ("Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $.0001 per share (the "Shares"), of 7-Eleven, Inc., a Texas corporation (the "Company"), other than Shares owned by Parent or its subsidiaries, at a price of $32.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

        Tendering shareholders who are the record owners of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Offer. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" and "The Offer—Section 5. Certain Federal Income Tax Consequences." Parent and Purchaser will pay all charges and expenses of Citigroup Global Markets Inc. (the "Dealer Manager"), The Bank of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or Parent and each such person. See "The Offer—Section 14. Fees and Expenses."

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY PARENT, PURCHASER AND CERTAIN OTHER PERSONS, AS SET FORTH BELOW (THE "MINIMUM CONDITION"); AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF SHARES SUCH THAT UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED SHARES PURSUANT TO THE OFFER, PARENT WILL, DIRECTLY OR INDIRECTLY, OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90% OF THE SHARES ON A FULLY DILUTED BASIS (THE "90% CONDITION"). THE MINIMUM CONDITION IS NOT WAIVABLE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN "THE OFFER—SECTION 11. CONDITIONS TO THE OFFER."

        For purposes of the Offer, "on a fully diluted basis" means, as of any time, the number of Shares outstanding, together with the Shares that the Company may be required to issue upon the conversion of the outstanding 4.5% Convertible Quarterly Income Debt Securities due 2010 (the "QUIDS") and pursuant to stock options outstanding at that date.

        According to the Company's public filings, as of March 15, 2005, there were 114,328,238 Shares issued and outstanding. Parent owns, directly and through Purchaser, 83,908,831 Shares (not including an additional 14,422,383 Shares that may be acquired by Parent upon conversion of the QUIDS). Officers and directors of Parent and Purchaser beneficially own 275,706 Shares. Based on the Company's public filings, Parent and Purchaser believe that, as of March 15, 2005, 1,893,807 Shares were beneficially owned by officers and directors of the Company (other than those who are also officers and directors of Purchaser or Parent).

        Based on the foregoing, Parent and Purchaser believe that, as of March 15, 2005, there were 28,249,894 Shares outstanding, excluding Shares owned by Parent, Purchaser and officers and directors of Parent, Purchaser and the Company. Therefore, Parent and Purchaser believe that the Minimum Condition would be satisfied if at least approximately 14,124,950 Shares are validly tendered prior to the expiration of the Offer. Parent and Purchaser have not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Minimum Condition may vary.

        The purpose of the Offer is to acquire for cash as many outstanding Shares not owned by Parent and Purchaser as possible as a first step in acquiring the entire equity interest in the Company. If the Offer is completed, Parent will cause the short form merger of Purchaser and the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), unless it is not lawful to do so. The Merger would be effected without a vote of the shareholders of the Company or the approval of the board of directors of the Company. In the Merger, each then issued and outstanding Share (other than Shares held by Purchaser or Parent and Shares held by shareholders who validly perfect their dissenters' rights under the TBCA) will be converted into and represent the right to receive the Offer Price.

        If, after the Offer is completed but prior to the completion of the Merger, the aggregate beneficial ownership by Parent and Purchaser of the outstanding Shares should fall below 90% for any reason, or if the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for the beneficial ownership interest of Purchaser and Parent to equal or exceed 90% of the Shares. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. For a discussion of other actions that Parent and Purchaser may take if the Offer is not completed, see "Special Factors—Section 7. Conduct of the Company's Business if the Offer Is Not Completed."

        The board of directors of the Company has not been asked by Parent or Purchaser to approve or recommend the Offer or the Merger. Under applicable law, no approval or recommendation by the Company's board is necessary for Parent and Purchaser to commence or complete the Offer or, if Purchaser holds 90% or more of the outstanding Shares, to complete the Merger. The board of directors of the Company is required to file with the SEC and provide to shareholders, within ten business days from the date of this document, a "Solicitation/Recommendation Statement on Schedule 14D-9." The Schedule 14D-9 will also contain other important information, and Parent and Purchaser recommend that holders of Shares review it carefully when it becomes available. On September 1, 2005, the Company issued a press release and filed it with the SEC under cover of Schedule 14D-9 to announce that its board of directors had appointed a special committee to respond to the Offer.

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent's and Purchaser's plans with respect to the Shares or its actions if it does not complete the Offer. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

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  whether the conditions to the Offer will be satisfied;

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  following the completion of the Offer and the consummation of the Merger, the ability to integrate successfully the Company into Parent's operations;

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  general economic, capital market and business conditions;

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  competitive factors in the industries and markets in which each of the Company and Parent operates and general industry trends;

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  the effect of war, terrorism or catastrophic events;

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  changes in government regulation;

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  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

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  the ability of Parent to execute fully on its business strategy after taking the Company private, including future expenditures on capital projects.

        The information contained in this Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Parent nor Purchaser takes any responsibility for the accuracy of such information.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

1.     Background.

        In January and March 2004, representatives of Parent met with investment banking representatives, including representatives from Nikko Citigroup Limited, an affiliate of the Dealer Manager, to discuss potential strategic alternatives involving the Company, including a sale by Parent of its Shares and a purchase by Parent of Shares not already held by it and its subsidiaries. Following these discussions, Parent determined not to pursue any such strategic alternative, and no investment bank was engaged to provide financial advice regarding any such alternative.

        In January 2005, Parent and two of its affiliate companies, Ito-Yokado Co., Ltd. ("Ito-Yokado") and Denny's Japan Co., Ltd. ("Denny's Japan") began considering the possibility of forming a new holding company, Seven & I Holdings Co., Ltd. ("Holdings"), to own all of their respective outstanding shares. Through this proposed holding company structure, the respective management representatives of Parent, Ito-Yokado and Denny's Japan believed that operating efficiencies could be generated, costs could be reduced and each company's strategy could be coordinated to respond more quickly to market dynamics.

        In connection with the plan to establish Holdings, senior management of Parent undertook a review of its operations and business strategy and began to examine more closely its ownership interest in the Company and how best to position the Company in light of anticipated challenges to the Company as a result of increased competition and the Company's current operating structure. In March 2005, representatives of Parent again met with investment banking representatives to discuss potential strategic alternatives involving the Company.

        During informal discussions among board members that took place after the April 27, 2005 meeting of the board of directors of the Company, certain directors of the Company who were also members of management of Parent discussed with other Company directors the possibility of exploring strategic options with respect to the Company, including an acquisition by Parent of Shares not already owned by it and its subsidiaries. During these discussions, the Company directors who were also members of Parent's management indicated that Parent's consideration of these matters was still in a preliminary stage and that no decisions had been reached regarding whether to pursue any transaction or strategic option involving the Company.

        In May 2005, Parent's management engaged Nikko Citigroup Limited and Citigroup Global Markets Inc. (together, "Citigroup") as its financial advisor and formed a small work team to evaluate the Company's strategic and financial position and to explore the possibility of acquiring the Shares not held by Parent and its subsidiaries. During this period, representatives of Parent had discussions with Nishimura & Partners, Parent's Japanese legal counsel, and Citigroup. As a result of these discussions, Parent representatives began to consider the possibility that, in order for the Company to achieve productivity increases and operating cost savings to maintain its competitiveness over the long term, the Company would likely need to:

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  enhance its product assortment, by offering higher-quality fast food products and by developing new products;

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  implement new management methods to provide better products and customer service and foster a customer-driven work atmosphere;

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  refurbish certain existing Company operated stores; and

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  increase operating efficiencies throughout the Company's distribution network by realigning store placement and increasing concentration in key markets.

        On May 27, 2005, in connection with implementing the holding company structure for the ownership of Parent, Ito-Yokado and Denny's Japan, shareholders of Parent approved the incorporation of Holdings and the transfer to Holdings, on September 1, 2005, of all of the outstanding shares of Parent.

        In early June 2005, Parent's work team met with representatives of Citigroup to discuss timing considerations in connection with a potential acquisition by Parent of Shares not held by it and its subsidiaries. At the meeting, Citigroup reviewed with the work team publicly available information regarding similar transactions.

        In July 2005, after Parent received financial and operating information from the Company in connection with Parent's annual budget process and preparation of consolidated financial information and reports, Parent's senior management became increasingly concerned that the Company was not adequately preparing for future pressures that could affect the Company's profitability, and that significant amounts of time and capital may need to be devoted to the Company in order to maintain steady long-term growth and to preserve the value of the Company's brand. Parent also began to consider the possibility that it might need to take a greater role in developing and executing the Company's business strategy in order for the Company to better meet these anticipated future challenges.

        During the week of July 4, 2005, representatives of Parent met in Tokyo with Shearman & Sterling LLP, Parent's United States legal counsel ("Shearman & Sterling"), to discuss possible structuring alternatives in connection with a potential acquisition by Parent of Shares not held by it and its subsidiaries.

        In early August 2005, Parent's work team had discussions with Citigroup, Nishimura & Partners and Shearman & Sterling regarding preliminary valuation considerations with respect to the Company, as well as possible structuring approaches and timing considerations in connection with a potential acquisition by Parent of Shares not held by it and its subsidiaries. Over the course of the following weeks, Parent's work team held a series of meetings with its advisors to further evaluate a potential acquisition of the publicly held Shares.

        At a meeting among Parent's work team and its outside legal advisors held on August 24, 2005, Citigroup reviewed with the work team certain valuation considerations relating to the Company in connection with a potential purchase by Parent of the Shares not held by it and its subsidiaries.

        A meeting of Parent's board of directors was convened in Tokyo on September 1, 2005 to discuss a potential acquisition of the publicly held Shares. Citigroup provided a presentation which the Board discussed at the meeting, which is described under "Special Factors—Section 4. Summary Report of Citigroup to the Board of Directors of Parent." Following discussions and questions by the board members to Parent's management, Parent's board authorized Parent's management to proceed with an offer to purchase the Shares not held by Parent and its subsidiaries at a cash price of $32.50 per Share.

        Later the same day in Tokyo (which was the evening of August 31, 2005, Dallas time), representatives of Parent contacted representatives of the Company to advise them of Parent's intention to commence the Offer. At the same time, Parent delivered the following letter to the members of the board of directors of the Company:

        September 1, 2005

Board of Directors
7-Eleven, Inc.
c/o James W. Keyes
2711 North Haskell Avenue
Box 711
Dallas, Texas 75221-0711
United States

Gentlemen:

        Seven-Eleven Japan Co., Ltd. ("SEJ") is pleased to advise you that it intends, through its wholly owned subsidiary, IYG Holding Company ("IYGHC"), to commence a tender offer for all of the outstanding shares of common stock of 7-Eleven, Inc. (the "Company"), not owned by SEJ and IYGHC, at a purchase price of $32.50 per share in cash. This represents a premium of approximately 15% over the closing price on August 31, 2005. In our view, this price represents a fair price to the Company's shareholders, and this transaction will be mutually beneficial to the Company's shareholders and SEJ.

        The tender offer will be conditioned upon, among other things, the tender of a majority of shares not owned by SEJ and its affiliates and, unless waived, ownership by SEJ of at least 90% of the outstanding Company common stock as a result of the tender or otherwise. Any shares not acquired in the tender offer are expected to be acquired in a subsequent "short form" merger transaction at the same price per share cash price offered in the tender offer. There will be no financing contingency associated with the tender offer.

        In order to maintain SEI's growth and to allow SEI to compete effectively in the increasingly competitive convenience store and retail industry over the long term, SEJ has concluded that SEI must increase its investment in merchandising, store renovation, distribution and logistics systems, and information systems. SEJ believes that SEI is now capable of funding such investment for SEI's future growth from internally generated cash flow. The increase in investment, however, is likely to result in lower growth and profitability for SEI in the short term. SEJ believes that the offer provides SEI's minority investors an opportunity to avoid risks relating to such lower short-term growth and profitability, and SEJ expects that taking SEI private will also help to achieve a better-governed group structure.

        We wish to complete this transaction as quickly as possible. Accordingly we intend to commence a tender offer on or about September 6, 2005 without seeking approval from the Company's board of directors. SEJ expects that the Company's board will form a special committee of Company directors that are not directors or executive officers of SEJ to consider SEJ's proposal and to make a recommendation to the Company's stockholders regarding the proposal. The directors and executive officers of SEJ who sit on the Company's board will support that delegation of authority to the special committee. SEJ will also encourage the special committee to retain its own legal and financial advisors to assist in its review. We are hopeful that, by proceeding with a tender offer, the Company's shareholders will be able to receive payment for their shares earlier than would otherwise be the case if we sought to negotiate a merger agreement.

        Copies of the U.S. press release and the English translation of the Japanese press release announcing the tender offer are attached for your information. We expect to make these releases public prior to the opening of the New York Stock Exchange on September 1, 2005.

        If you have any questions concerning our offer, please contact Mr. Youichi Tsuda at (+813) 6238-3711.

Very truly yours,
SEVEN-ELEVEN JAPAN CO., LTD.

        Also on September 1, 2005, Parent announced the completion of the transaction pursuant to which Holdings was established to own all of the outstanding shares of each of Parent, Ito-Yokado and Denny's Japan. At the same time, Parent issued a press release prior to the open of market in the United States on September 1, 2005 announcing its intention to commence the Offer.

        The Company issued a press release later the same day announcing the appointment by its board of directors of a special committee to respond to the Offer.

2.     Purpose of and Reasons for the Offer; Plans for the Company After the Offer and the Merger.

        The purpose of the Offer is for Parent to increase its direct and indirect ownership of the outstanding Shares from its current level of approximately 72.7% to 100%. Parent will, as soon as practicable upon completion of the Offer, unless it is not lawful to do so, cause the Merger to be effected, pursuant to which each then outstanding Share (other than Shares owned by Purchaser or Parent or Shares, if any, that are held by shareholders who validly perfect their dissenters' rights under the TBCA), would be converted into and represent the right to receive the Offer Price. The cash consideration to be paid in the Merger would be the same as paid in the Offer. Upon the completion of the Merger, the Company would become a wholly owned subsidiary of Parent.

        After analysis conducted by Parent's management and evaluation by Parent's board of directors, Parent determined that the potential advantages of repurchasing the publicly held shares of the Company outweighed the advantages of continuing to maintain the Company as a separate publicly traded entity. Parent has determined that the Company is likely to face challenges over the long term as a result of the increasingly competitive convenience store and retail industry. In order for the Company to maintain competitiveness and achieve sustainable long-term growth, Parent has concluded that the Company needs to invest more in merchandising, store renovation, distribution and logistics systems and information systems. Parent believes that the Company is now capable of funding such investments for the Company's future growth from internally generated cash flow. This increase in investment, however, is likely to result in lower growth and profitability for the Company in the short term. Parent believes that the Offer provides the Company's minority investors an opportunity to avoid risks relating to such lower short-term growth and profitability and expects that taking the Company private will also help to achieve a better-governed group structure. Parent believes that its plan to acquire the Shares will not have a material impact on its consolidated financial performance.

        Parent determined to pursue the Offer and the Merger over other possible strategic alternatives involving the Company, including a sale by Parent of its Shares, in light of Parent's belief that the Company's operations and business represent an important strategic fit within Parent's overall corporate group and that the value of Parent's stake in the Company represents a material portion of Parent's value. Accordingly, Parent's consideration of the circumstances affecting the Company and their implications for the Company's prospects caused Parent to conclude that it is appropriate for Parent to pursue the Offer and the Merger at this time. The determination to proceed with the acquisition of the minority interest in the Company at this time would also, in the view of Parent, afford the Company's unaffiliated shareholders the ability to dispose of their Shares at a premium over market prices prior to the time that Parent's intention to make the Offer was announced.

        Having come to a determination to pursue the acquisition of the Shares, Parent considered transaction structure alternatives and determined to make a cash tender offer followed by a short-form merger. In choosing this structure, Parent considered, among other things, the following:

  •
  a tender offer followed by a short-form merger is a typical means of effecting a parent-subsidiary recombination;

  •
  the unaffiliated shareholders of the Company would likely receive the consideration in payment for their Shares sooner in a tender offer than if Parent pursued a negotiated merger transaction; and

  •
  no separate approval of the Company's board of directors is required, as the Offer is made directly to the Company's shareholders.

        Except as otherwise described in this Offer to Purchase, Parent has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any material change in the Company's present dividend rate or policy (other than an increased likelihood of dividends after the Merger); or (iv) any other material change in the Company's business.

        In connection with the Offer and the Merger, Parent expects to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Merger in order to best organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy. Parent intends to retain the Shares acquired pursuant to the Offer and the Merger.

        Parent believes that the employees of the Company are an important asset to the business and operations of the Company and wishes to minimize any concerns that the Company's employees may have regarding the Offer and the Merger. Parent intends to work with the Company's management to minimize disruption to the Company's workforce.

3.     Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger.

        The rules of the SEC require Parent and Purchaser to express their belief as to the fairness of the Offer and the Merger to shareholders of the Company who are not affiliated with Parent and Purchaser.

        Parent and Purchaser believe that the Offer Price to be received by the Company's shareholders (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair to such shareholders. Parent and Purchaser base their belief on the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:

  •
  The Offer Price represents a premium of approximately 15% to the closing price of the Shares on August 31, 2005, the last trading day prior to the date on which Parent's intention to make the Offer was announced.

  •
  From January 1, 2005 to the time of the announcement of the Offer, approximately 88% of the trading volume in the Shares was at a per share price of $32.50 or below.

  •
  The analyses contained in the presentation provided by Citigroup described below, which included an overview of premiums paid in other similar transactions since January 2001, a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for the Company, an analysis of publicly available information for transactions announced in the retail industry since 2003 and discounted cash flow analyses with respect to the Company, each of which implied valuation ranges for the Shares within which the Offer Price was contained. A summary of the Citigroup presentation, which does not express an opinion with respect to the fairness of the Offer Price, is set forth in this Offer to Purchase under "Special Factors—Section 4. Summary Report of Citigroup to the Board of Directors of Parent."

  •
  The Offer and the Merger will provide additional liquidity for public shareholders.

        In addition, Parent and Purchaser believe that the merger is procedurally fair to shareholders of the Company who are not affiliated with Parent and Purchaser, based on the following factors:

  •
  The Offer is conditioned upon the tender of a majority of the Shares not owned by Parent, Purchaser, their respective officers and directors and the officers and directors of the Company. This Minimum Condition is not waivable. Parent and Purchaser believe that the Company's minority shareholders are therefore able to evaluate the terms of the Offer and their fairness without coercion, and that an informed decision by holders of a majority of the Shares, other than Shares held by Parent, Purchaser and such persons as set forth above, provides meaningful procedural protections for the Company's shareholders.

  •
  Each of the Company's shareholders will be able to decide voluntarily whether or not to tender such shareholder's Shares in the Offer and, if the Offer and the Merger are completed and such shareholder has elected not to tender, such shareholder will receive exactly the same type and amount of consideration in the Merger that such shareholder would have received in the Offer.

  •
  Shareholders who do not tender their Shares in the Offer would be entitled, in connection with the Merger, to demand the purchase of their Shares for a purchase price equal to the "fair value" of their Shares, as determined by a court, by following the procedures required by the TCBA.

        Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In reaching their conclusion as to fairness, neither Parent nor Purchaser considered the liquidation value of the Company's assets because they consider the Company to be a viable going concern. In addition, the liquidation of the Company's assets was not considered to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent's overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and Parent and Purchaser believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, Parent and Purchaser did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per share as of June 30, 2005, calculated by dividing stockholders' equity by the number of shares of common stock outstanding, was $4.91. This value is substantially below the Offer Price. Parent and Purchaser are not aware of any firm offers made for the Company during the past two years and in any event have no intention of selling the Shares owned by them, and therefore did not consider any such offers in reaching their conclusion as to fairness.

        Parent's and Purchaser's consideration of the factors described above reflects their assessment of the fairness of the Offer Price to the Company's unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis.

        The foregoing discussion of the information and factors considered and given weight by Parent and Purchaser is not intended to be exhaustive, but is believed to include the material factors considered by Parent and Purchaser. Parent and Purchaser's views as to the fairness of the Offer to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder's Shares in the Offer.

4.     Summary Report of Citigroup to the Board of Directors of Parent.

        Parent engaged Citigroup as its exclusive financial advisor in connection with its consideration of a possible transaction involving the Company. Prior to the Offer, Citigroup had discussions with the board of directors of Parent with respect to the Offer regarding its financial analyses of the Company and provided a presentation to the board of directors of Parent. The following is a summary of the material financial analyses contained in Citigroup's presentation. However, it does not purport to be a complete description of the analyses performed by Citigroup or of its discussions with the board of directors of Parent.

        Parent did not request, and Citigroup did not provide, any opinion to Parent, the Company or to the Company's stockholders as to the fairness of the Offer Price or any valuation of the Company for the purpose of assessing the fairness of the Offer Price. Had Citigroup been requested to provide an opinion or recommend or provide support for a fair or appropriate valuation of the Shares not held by Parent and its affiliates, the information, comparisons and analyses presented by Citigroup in the discussion materials may have been different.

        The following summary is included here only for informational purposes and to comply with applicable disclosure requirements. The analyses described herein and the order in which they are presented and the results of the analyses do not represent relative importance or weight given to these analyses by Citigroup. The summary of Citigroup's presentation set forth below is qualified in its entirety by reference to the full text of the presentation materials which are set forth in Exhibit (c) to the Schedule TO filed with the Securities and Exchange Commission (the "SEC") on September 6, 2005 in connection with the Offer. Copies of the presentation materials may be made available for inspection and copying during regular business hours by any shareholder or its representative who has been designated in writing by contacting the Information Agent.

        In preparing the presentation materials, Citigroup relied upon the accuracy and completeness of all of the financial, accounting and other information reviewed by it and has assumed such accuracy and completeness for purposes of the presentation materials and its presentation. Citigroup was not asked to make, and did not assume responsibility for making, any independent verification of the information reviewed by it.

        Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by Citigroup, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Citigroup. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to August 31, 2005 and is not necessarily indicative of current or future market conditions.

        In its presentation, Citigroup noted that the stock price of the Company had increased by 86% from a 52 week low price of $18.90 on September 28, 2004 to a 52 week high price of $35.18 on July 15, 2005 and was trading at a premium of 11.5% to its one year average closing price based on the closing price on August 31, 2005. Citigroup also noted that all trades of the Company's shares since January 1, 2005 (approximately 42.4 million shares based on publicly available data)—other than approximately five million shares traded in July, 2005—were executed at a price below the Offer Price.

  Observations on Precedent Premiums Paid.

        Citigroup reviewed publicly available information relating to 13 selected all-cash minority buyout transactions announced since 2001 with transaction values in excess of $100 million. For each of the precedent transactions, Citigroup calculated the premium at the time the acquiror launched the transaction and, if there was any price adjustment in the transaction, the final premium paid per share of the target company's stock based on the closing price of the shares one day and four weeks prior to the launch of the transaction. The following table presents the results of this analysis:

				Initial Premium		Final Premium
Target		Percent Sought	Deal Value					% Price Increase
	Acquiror			1-Day	4-Week	1-Day	4-Week
Genecor International Inc	Danisco A/S	58.0%	$615	23.9%	15.8%	23.9%	15.8%	0.0%
Cox Communications Inc	Cox Enterprises Inc	38.6	8,390	16.0	15.3	26.0	25.2	8.6
barnesandnoble.com Inc	Barnes & Noble Inc	25.2	122	11.1	4.2	35.6	27.1	22.0
Ribapharm Inc	ICN Pharmaceuticals Inc	19.9	187	10.2	40.4	23.0	50.2	7.0
International Specialty Prods	Samuel J Heyman	22.1	138	1.2	29.9	4.3	33.8	3.0
Travelocity.com Inc	Sabre Holdings	33.0	403	19.8	1.0	45.8	22.5	21.7
TD Waterhouse Group	Toronto-Dominion Bank	11.2	403	45.2	25.9	53.2	32.9	5.5
NCH Corp	Investor Group	45.7	122	21.2	7.5	34.0	18.8	10.5
Liberty Financial Cos Inc	Liberty Mutual Insurance Co	34.4	536	24.8	40.4	24.8	40.4	0.0
Bacou USA Inc	Bacou SA	32.6	160	21.8	11.3	21.8	11.3	0.0
Unigraphics Solutions	Electronic Data Systems	14.0	170	26.7	50.8	52.9	80.8	20.4
CSFBdirect	CSFB	18.0	110	60.0	21.2	140.0	73.9	43.5
Westfield America	Westfield America Trust	22.5	287	12.5	14.5	12.5	14.5	0.0
High				60.0%	50.8%	140.0%	80.8%	43.5%
Low				1.2	1.0	4.3	11.3	0.0
Median				21.2	15.8	26.0	27.1	7.0

  Valuation Analyses.

        Comparable Companies Analysis.    Citigroup compared certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies that Citigroup deemed appropriate to similar information for the Company. Citigroup divided the selected companies into two categories: convenience stores and mid-cap retailers. The selected companies considered by Citigroup were:

CONVENIENCE STORES
•	Alimentation Couche-Tard, Inc.	•	Casey's General Stores, Inc.
•	The Pantry, Inc.
MID-CAP RETAILERS
•	Wendy's International, Inc.	•	Abercrombie & Fitch Co.
•	Michaels Stores, Inc.	•	Darden Restaurants, Inc.
•	Tiffany & Co.	•	CDW Corporation
•	Williams-Sonoma, Inc.	•	Advance Auto Parts, Inc.
•	Urban Outfitters, Inc.	•	American Eagle Outfitters, Inc.
•	PETsMART, Inc.	•	RadioShack Corporation
•	Ross Stores, Inc.	•	Brinker International, Inc.
•	Family Dollar Stores, Inc.	•	Foot Locker, Inc.
•	Outback Steakhouse, Inc.	•	Circuit City Stores, Inc.

        The forecasted information used by Citigroup for the selected companies was based on consensus estimates published by Thomson One, which compiles summaries of financial forecasts published by various equity research firms. The forecasted financial information for the Company was based on the projections of its management provided to Citigroup by Parent, which Parent indicated had been provided by the Company. The historical financial information for the comparable companies and the Company used by Citigroup in the course its analysis was based on publicly available historical information.

        For each of the Company and the selected comparable companies, Citigroup derived and compared as of August 30, 2005, among other things:

  •
  the ratio of the company's firm value (described below) to its estimated earnings before interest expense, taxes, depreciation and amortization (EBITDA) for 2005; and

  •
  the ratio of the company's closing stock price to estimated 2006 earnings per share (EPS).

        Citigroup calculated firm value as the sum of the value of all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise, plus non-convertible indebtedness, non-convertible preferred stock, minority interests and out-of-the-money convertible securities, minus investments in unconsolidated affiliates and cash.

        The following tables summarize the results of this analysis with respect to the selected convenience stores and the selected mid-cap retailers, respectively:

CONVENIENCE STORES	High	Low	Median
Ratio of Firm Value to 2005E EBITDA	9.0	7.3	8.3
Ratio of company stock price to 2006E EPS	18.2	14.5	17.6
MID-CAP RETAILERS	High	Low	Median
Ratio of Firm Value to 2005E EBITDA	18.2	5.7	8.0
Ratio of company stock price to 2006E EPS	27.2	10.0	14.6

        Based on this analysis, Citigroup derived a reference range for the implied equity value of a share of Company common stock of $25.72-$34.96 based on the ratios of firm value to 2005E EBITDA and of $20.87-$24.64 based on the ratios of stock price to 2006E EPS and using, in the case of the Company, the Company's 2006E EPS, but assuming the Company obtains only 75% and 50% of its forecasted 2006 EBITDA growth.

        Precedent Transaction Analysis.    Citigroup analyzed publicly available information for fifteen transactions announced in the retail industry since 2003 that Citigroup deemed appropriate in connection with analyzing the proposed transaction. Citigroup divided these precedent transactions between those that involved financial acquirors and those that involved strategic acquirors.

        With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup relied on information available in public documents and various equity research reports. For each precedent transaction, Citigroup derived and compared, among other things, the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction (the transaction value) to the EBITDA of the acquired company for the latest twelve-month period prior to announcement of the transaction for which financial results were available.

        The following table summarizes the results of this analysis:

	High	Low	Median
Financial Acquiror Transactions
Ratio of transaction value to LTM EBITDA	10.2	4.9	9.2
Strategic Acquiror Transactions
Ratio of transaction value to LTM EBITDA	10.3	6.8	8.1
All Transactions
Ratio of transaction value to LTM EBITDA	10.3	4.9	8.7

        Based on the ratios derived for the precedent transactions, Citigroup established a reference range for the implied equity value of a share of Company common stock of $25.72-$34.96.

        Discounted Cash Flow Analysis.    Citigroup performed two discounted cash flow analyses in respect of the Company's common stock. The forecasted financial information used by Citigroup in these analyses was based on Company financial information provided to Citigroup by Parent. In one analysis, Citigroup used the Company's forecasted financial information adjusted to reflect estimated annual EBITDA growth of 75% of the amount forecast by Company management for the years 2006 through 2008. In the second analysis, Citigroup used the Company's forecasted financial information adjusted to reflect estimated annual EBITDA growth of 50% of the amount forecast by Company management for the years 2006 through 2008. 2009 and 2010 projections were arrived at by maintaining net sales growth, EBITDA margin, EBIT margin and capital expenditures constant compared to 2008. In the course of these analyses, Citigroup calculated the estimated present value of the Company's forecasted unlevered free cash flows for the calendar years 2005 through 2010. Citigroup added to that the estimated present value of the forecasted terminal value of the Company at the end of 2010. For purposes of this analysis, Citigroup utilized discount rates ranging from 7.5% to 9.5% and terminal year 2010 values based on multiples of projected EBITDA ranging form 7.0x to 9.0x.

        Based on these analyses, Citigroup derived a reference range for the implied equity value of a share of Company common stock of $20.99-$36.17.

        Citigroup's advisory services were provided solely for the information of the Board of Directors of Parent in its evaluation of the Offer and did not constitute a recommendation to any holder of Company common stock to tender shares of common stock in the Offer nor is any such holder entitled to rely upon such analyses.

        With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities and similarity of the transactions; however, no company utilized in this analysis is identical to the Company and no precedent transaction is identical to the current tender offer. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which the Company is being compared.

        In its analyses, Citigroup made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates or valuations contained in Citigroup's analyses, while they accurately reflect the results of Citigroup's analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, neither Citigroup nor the Board of Directors of

Parent nor any other person assumes responsibility if future results or actual values differ materially from the estimates.

        Citigroup's analyses were prepared solely as part of Citigroup's presentation in connection with Parent's consideration of the Offer.

        Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Parent selected Citigroup to act as its financial advisor in connection with the offer on the basis of Citigroup's international reputation and Citigroup's familiarity with Parent and the Company.

        Pursuant to its engagement letter with Parent, Citigroup is entitled to $1,000,000, which became payable upon the public announcement of the Offer, and an additional fee of $5,000,000 payable upon consummation of the Offer or any similar acquisition of the Company by Parent. In addition, Parent has also agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and its affiliates against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates in the past have provided and are currently providing services to the Company and Ito-Yokado unrelated to the Offer, for which services Citigroup and its affiliates have received and expect to receive compensation. In particular, Citigroup and certain of its affiliates were lender, sole lead arranger and administrative agent for the Company's 2004 Credit Agreement, for which they received fees of approximately $250,000, and lender, arranger and agent for the Company's Secured Yen Loan Agreement, under which loans have been collateralized by the Japanese trademarks and a pledge of the future area license royalty payments from Parent. In addition, an affiliate of Citigroup acted as underwriter in connection with a secondary offering of shares of common stock of Ito-Yokado in 2003, for which it received fees of approximately $2.4 million. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Parent, the Company or their affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

5.     Company Financial Projections.

        From time to time, in connection with Parent's budget process and the preparation by Parent of consolidated financial information and reports, Parent's management received financial and operating information from the Company. In connection with Parent's annual budgeting process, in July 2005, Parent received the following four-year forecast from the Company (the "Company Projections"):

	2005E	2006E	2007E	2008E
	Numbers in millions, except store data and gross gas margin
Income Statement Data
New Stores	100	200	225	250
Total Stores	5,849	5,999	6,174	6,374
Net Sales	$13,180	$13,980	$14,934	$15,963
Gross Profit	$3,364	$3,586	$3,865	$4,204
Operating Profit	$295	$328	$371	$423
Net Income	$150	$170	$195	$225
Balance Sheet Data
Cash and Cash Equivalents	$100	$100	$100	$100
Total Assets	$3,394	$3,570	$3,734	$3,937
Total Debt	$951	$908	$848	$816
QUIDS	$300	$300	$300	$300
Other
Growth in PSD Merchandise Sales	5.5%	6.8%	7.5%	8.2%
Gross Merchandise Margin	36.1	36.0	35.9	35.9
Gross Gas Margin (per gallon)	$0.144	$0.138	$0.138	$0.138
New Store Capital Expenditures	$76	$158	$175	$214
Other Capital Expenditures	$354	$337	$295	$318

        Parent believes that the financial projections described above significantly overstate the current outlook for the Company's future financial performance (taking into account, among other things, Parent's view regarding capital expenditures and other operational changes that will be necessary for the Company to achieve productivity increases and operational cost savings and to maintain its competitiveness over the long term). Accordingly, Parent discounted the Company Projections for the following principal reasons:

  •
  While the Company Projections assume growth in merchandise sales per store day from 5.5% to 8.2% annually and steady gross merchandise margins, Parent believes that growth in merchandise sales per store day is too aggressive, and maintaining merchandise sales over the long term may require significant additional investment in gross margin, store renovations and information technology. These additional investments could cause a decline in gross merchandise margins over the near to intermediate term.

  •
  The Company Projections reflect a shift in capital expenditures from maintenance and information technology expenditures toward new store growth. Parent believes, however, that the existing store base still requires significant investment and that, instead of de-emphasizing maintenance and information technology capital expenditures, spending should be increased now that the Company generates sufficient cash flow to make such investments. Parent believes that this approach should allow the Company to achieve appropriate store growth and maintain its competitiveness over the long term.

  •
  While Parent believes that new store growth in the United States of 250 units per year may be possible in the long run, given its belief that investment should be made in the maintenance of the existing store base in the United States rather than into new store growth, Parent estimates that 50 to 60 new stores per year in the near term is a more realistic target.

  •
  The Company Projections assume stable gross gas margins, which Parent believes may be unrealistic given the current gas price environment.

  •
  While the Company Projections assume annual growth in royalty income in emerging markets of approximately 20%, Parent believes that actual growth may be lower due to the inherent constraints on profitability in opening new stores in such markets.

        The Company Projections have been included in this Offer to Purchase for the limited purposes of giving shareholders access to financial projections that were prepared by the Company's management and delivered to Parent. Such information was prepared by the Company's management for internal use and not with a view to publication. The Company Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. The Company Projections were based on assumptions concerning Company operations, business prospects and other revenue and operating assumptions. Projected information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in the Company's filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and elsewhere in this Offer to Purchase. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The inclusion of the Company Projections herein should not be regarded as an indication that Parent, Purchaser or their respective affiliates or representatives considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of Parent, Purchaser or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Company Projections described above, and none of them intends to provide any update or revision thereof.

6.     Effects of the Offer.

        If the Offer is successfully completed, Parent and its subsidiaries, including Purchaser, will own at least 90% of the outstanding Shares. After completion of the Offer, Parent currently intends to transfer Shares owned by Parent to Purchaser to the extent necessary to permit Purchaser to complete the Merger. Parent will thereupon cause the Company and Purchaser to effect the Merger, unless it is not lawful to do so. The Merger is expected to occur as soon as practicable after completion of the Offer. After the Merger, the Company would be a wholly owned subsidiary of Parent. Under the TBCA, the Merger may be consummated without a vote of, or prior notice to, the Company's shareholders or board of directors. Non-tendering shareholders will have the right to demand the purchase of their Shares for a purchase price equal to the "fair value" of their Shares, as determined by a court, by following the procedures required by the TBCA. See "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3."

        If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Parent and its subsidiaries of the outstanding Shares should fall below 90% for any reason, Parent may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

        Under the terms of the employment agreement entered into between the Company and each of James W. Keyes, Gary R. Rose, Bryan F. Smith, Jr., David M. Podeschi and Edward W. Moneypenny, filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended March 31,

2005, if the Company undergoes a "going private" transaction (which would include the Offer and the Merger) and the executive resigns within 60 days following the completion of the transaction, then the executive will be entitled to certain benefits, including the following:

  •
  continuation of base salary for a period of two years (in the case of Messrs. Moneypenney and Podeschi), two and one-half years (in the case of Messrs. Rose and Smith) or three years (in the case of Mr. Keyes);

  •
  payment of 100% of the executive's annual performance incentive target potential for the year in which the resignation occurs, and for one year thereafter (or two years thereafter in the case of Mr. Keyes), and, in the case of Messrs. Rose and Smith, an additional payment equal to 50% of the executive's target potential for the following year;

  •
  restricted stock unit awards and acceleration of vesting with respect to 50% of any unvested options issued under the Company's Long-Term Incentive Plan, if the executive is not eligible for early retirement or normal retirement under the plan or applicable award agreements; and

  •
  reimbursement under certain circumstances for the cost of retiree medical and dental coverage or COBRA continuation coverage, as applicable, for the executive and his covered dependents.

        As a result of the Offer, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, Parent's indirect interest in such items will increase to 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon completion of the Merger, the Company will become a privately held corporation. Accordingly, former shareholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

        The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company's common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol "SE." As a result of the Merger, the Company will be a privately held corporation, and there will be no public market for its common stock. After the Merger, the Shares will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC. See "The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations."

7.     Conduct of the Company's Business if the Offer Is Not Completed.

        If the Offer is not completed because the Minimum Condition is not satisfied or because another condition is not satisfied or waived, Parent and Purchaser will re-evaluate the role of the Company within Parent's overall reorganization strategy. In particular, Parent and Purchaser may consider, among other things:

  •
  keeping outstanding the public minority interest in the Company;

  •
  engaging in open market or privately negotiated purchases of Shares to increase Parent's aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger; or

  •
  proposing that Parent and the Company enter into a merger agreement, which would require the approval of the Company's board of directors and the vote of Parent's Shares in favor of that merger.

        If Parent and Purchaser were to pursue any of these alternatives, it might take considerably longer for the public shareholders of the Company to receive any consideration (if applicable) for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction could result in proceeds per Share to the public shareholders of the Company that are more or less than, or the same as, the Offer Price or could result in the trading price of the Common Stock to increase, decrease or be unchanged.

8.     Dissenters' Appraisal Rights; Rule 13e-3.

        Dissenters' Appraisal Rights.    Holders of Shares do not have appraisal rights in connection with the Offer. However, upon completion of the Offer, Parent will cause Purchaser and the Company to effect the Merger, unless it is not lawful to do so, and each holder of Shares who has not tendered such holder's Shares in the Offer and who validly exercises such holder's dissenters' appraisal rights in connection with the Merger by properly complying with the requirements of Articles 5.12, 5.13 and 5.16 of the TBCA will have the right to have the "fair value" of such holder's Shares determined by a court and paid to them in cash. Under Texas law, fair value of Shares for purposes of the exercise of dissenter's appraisal rights in connection with the Merger is defined as the value of the Shares as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. This value may be determined to be more or less than or the same as the $32.50 per share cash consideration to be received either in the Offer or pursuant to the terms of the Merger.

        Because holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under the TBCA can be made at this time. Within 10 days after the effective date of the Merger, the Company will mail to each record holder of Shares as of the effective date of the Merger a copy of the articles of merger for the Merger and will notify each such holder that the Merger has become effective. To exercise appraisal rights, the record holder of Shares must then, within 20 days after the date of the Company's mailing of the notice, make a written demand on the Company for the payment of the fair value of such record holder's Shares. The record holder's demand must state the number of Shares owned by such holder and such record holder's estimate of the fair value of the Shares. If a record holder fails to make such a demand within the 20-day period, such record holder will lose the right to exercise dissenters' appraisal rights and will be bound by the terms of the Merger. In order to preserve dissenters' appraisal rights, within 20 days of making a demand for payment, a record holder of certificates representing Shares must submit such stock certificates to the Company for the appropriate notation of the demand. The Company, at its option, may terminate such record holder's rights under Articles 5.12 and 5.16 of the TBCA if such record holder fails to submit such stock certificates within 20 days after demanding payment unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

        Within 10 days of the Company's receipt of a proper demand, the Company must deliver or mail to the record holder making such demand a written notice that either:

  •
  the Company accepts the amount claimed and agrees to pay the amount demanded within 90 days after the effective date of the Merger upon receipt of duly endorsed stock certificates (in the case of shares represented by certificates); or

  •
  contains the Company's estimate of the fair value of the record holder's shares and includes an offer to pay the amount of that estimate within 90 days after the effective date of the Merger, provided that the Company receives notice from the record holder within 60 days after the effective date of the Merger that such holder agrees to accept the Company's estimate and upon receipt of such holder's duly endorsed stock certificates (in the case of shares represented by certificates).

        If the record holder and the Company agree on the value of the Shares within 60 days after the effective date of the Merger, the Company will pay the record holder the amount of the agreed value upon receipt of duly endorsed stock certificates (in the case of shares represented by certificates) within 90 days of the effective date of the Merger. Upon the Company's payment of the agreed value, the record holder will no longer have any interest in the Company or in those Shares.

        If the Company and the record holder do not agree on the value of the Shares within 60 days after the effective date of the Merger, then either the record holder or the Company may, within 60 days after the expiration of the first 60-day period, file a petition in a court of competent jurisdiction in the county in which the Company's principal office is located, seeking a determination of the fair value of the Shares. A record holder making a demand should consult such record holder's own legal counsel regarding the proper court for such filing. The Company will file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon the Company's filing of such a claim. The clerk of the court will give notice of the hearing of any such claim to the Company and to all of the dissenting shareholders on the list that the Company has provided. The Company and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the Shares.

        In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their Shares and will appoint one or more qualified appraisers to determine the fair value of the Shares who are directed to make such determination "upon such investigation as to them may seem proper." The appraisers will also allow the dissenting shareholders and the corporation a reasonable opportunity to submit to them evidence as to the fair value of the Shares. Upon receipt of the appraisers' report, the court will determine the fair value of the Shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their Shares, with interest from the date 91 days after the effective date of the Merger to the date of the judgment, by the Company, upon receipt of the dissenting shareholder's stock certificates (in the case of Shares represented by certificates). Upon payment of the judgment, the dissenting shareholders will no longer have any interest in the Company or in those Shares.

        A record holder may withdraw a demand at any time before receiving payment for the Shares or before a petition has been filed seeking determination of the fair value of the Shares. A record holder may not withdraw a demand after payment has been made or, unless the Company consents to the withdrawal, where a petition has been filed.

        If a record holder has properly demanded payment for Shares, such record holder will not have any rights as a shareholder except the right to receive payment for such Shares and the right to claim that the Merger and the related transactions were fraudulent.

        Failure to follow the steps required by Articles 5.12, 5.13 and 5.16 of the TBCA for perfecting dissenters' rights may result in the loss of dissenters' rights, in which event a record holder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the Merger. In view of the complexity of Articles 5.12, 5.13 and 5.16 of the TBCA, if you are considering dissenting from the Merger, you are urged to consult your own legal counsel.

        The foregoing discussion is qualified in its entirety by Articles 5.12, 5.13 and 5.16 of the TBCA, the relevant sections of which are attached as Schedule C to this Offer to Purchase.

        THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE TBCA DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' APPRAISAL RIGHTS AS MAY BE AVAILABLE UNDER THE TBCA. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE TBCA.

        Rule 13e-3.    Because Parent is an affiliate of the Company, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders. Parent has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. Parent does not presently intend to file a Form 15 to evidence the termination of the Company's duty to file reports pursuant to Section 15(d) of the Exchange Act until after the Merger is completed.

9.     Transactions and Arrangements Concerning the Shares.

        Except as set forth above under the "Introduction," or on Schedule B hereto, none of Parent or Purchaser or, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Shares.

        Other than as set forth on Schedule B hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Company, no transactions in the Shares have been effected during the past 60 days by Parent or Purchaser or, to the best of their knowledge, any associate or controlled subsidiary of Parent or Purchaser, the Company or any person listed in Schedule A hereto.

        As of the date hereof, Parent and Purchaser do not know whether or not any executive officer or director of the Company intends to tender Shares owned by him or her pursuant to the Offer. To the best of Parent's and Purchaser's knowledge, none of the Company, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer.

10.   Related Party Transactions.

        The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Parent and certain of its affiliates. Information regarding these transactions, including the amounts involved, is set forth below, as well as in the Company's Proxy Statement for its April 27, 2005 Annual Meeting of Shareholders under "Certain Relationships and Related Transactions" and in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 under Note 7 to the Condensed Consolidated Financial Statements of the Company.

        Loan.    In May 2002, a financial-services subsidiary of Parent made a personal loan of 227.5 million Japanese yen (approximately $1.75 million) to one of the Company's non-employee directors. The interest rate of the loan was 1.55%. On August 2, 2005, the loan was repaid in full.

        Parent Ownership.    In February 2005, Ito-Yokado sold to Parent its 51% ownership interest in Purchaser for an aggregate purchase price of approximately $950 million. At the same time, Ito-Yokado also sold to Parent for an aggregate purchase price of approximately $79.6 million the additional 3,315,859 Shares that Ito-Yokado had acquired in 2003. As a result of this transaction, Parent, directly and through its 100% ownership interest in Purchaser, owns approximately 72.7% of the Shares.

        Commercial Paper.    The Company has a commercial paper program under which it can issue up to $650 million depending upon its needs. As of December 31, 2004, $215.9 million of the $267.3 million outstanding principal amount, net of discount, was classified as long-term debt since the Company intended to maintain at least that amount outstanding during the next year. The commercial paper facility is unconditionally guaranteed by Ito-Yokado. Ito-Yokado has agreed to continue through 2006 both the guarantee of all commercial paper that the Company issues and the waiver of its contractual right to receive from the Company a guarantee fee of 0.5% per year (accruing on a daily basis) on the face amount of commercial paper outstanding. The Company has stated that it expects that, following the reorganization of Parent, Ito-Yokado and Denny's Japan under Holdings as a common parent, the commercial paper guarantee will be provided by either Holdings or one of its wholly owned subsidiaries.

        Notes.    In January 2003, the Company entered into a note purchase agreement with Parent that authorized the issuance and sale of up to $400 million aggregate principal amount of Senior Subordinated Notes due 2010 (the "Notes"), which the Company issued and Parent purchased in multiple tranches. The Notes are subordinate to all obligations outstanding under the Company's revolving credit facility. On January 10, 2003, the Company received $100 million from Parent under the note purchase agreement. The interest rate on this tranche is 3.41%. On July 9, 2003, the Company received the remaining $300 million from Parent under the note purchase agreement in three equal payments of $100 million. The interest rate on these tranches is 3.01%, 3.34%, and 3.71% respectively. The Company is required to repay the Notes in eight semiannual installments beginning July 2006 and ending January 2010. The Company's financial statements include interest payable on the Notes of $5.7 million for 2004, as well as interest expense of $13.5 million related to the Notes for 2004.

        QUIDS.    In November 1995, the Company issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Parent ($147 million). The QUIDS have an interest rate of 4.5%. Interest is payable quarterly, and for 2004, the Company paid aggregate interest to Ito-Yokado of approximately $7.0 million and to Parent of approximately $6.7 million on the QUIDS. On February 28, 2005, Ito-Yokado sold its interest in the QUIDS to Parent for an aggregate purchase price of approximately $176.6 million.

        The Company may defer the interest payments for up to 20 consecutive quarters but has stated that it currently intends to make interest payments as they come due. In addition, the QUIDS are convertible into a total of 14,422,383 Shares at a conversion price of $20.80 per Share.

        Area License Agreement for Japan.    As of December 31, 2004, Parent operated 10,615 stores in Japan under an area license agreement entered into in 1973. In 2004, royalties paid to the Company by Parent totaled approximately $22.6 million.

        Area License Agreement for Hawaii.    The Company's area licensee in Hawaii, Seven-Eleven (Hawaii), Inc., is a subsidiary of Parent, and, as of December 31, 2004, operated 53 stores in Hawaii. During 2004, Seven-Eleven (Hawaii), Inc. paid the Company approximately $102,000 in connection with the area license arrangement.

        Joint Venture.    The Company entered into a licensing arrangement for the greater Beijing market area with a joint venture formed by Parent and two Chinese participants. During January 2004, the Company announced that the Ministry of Commerce in the People's Republic of China had approved the formation of the joint venture, which includes Seven-Eleven Japan, Beijing ShouLian Commercial Group Co., Ltd., and China National Sugar & Alcohol Group Corporation. During 2004, the Company recognized $2.0 million in other income related to its license agreement with the joint venture.

THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with "The Offer—Section 4. Withdrawal Rights." Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, October 3, 2005, unless and until Purchaser has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the satisfaction or waiver of other conditions discussed in "The Offer—Section 11. Conditions to the Offer." If these conditions are not satisfied prior to the Expiration Date, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, subject to complying with applicable law and the rules and regulations of the SEC, to (i) delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares or decline to purchase any Shares tendered in the Offer, terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (other than the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "The Offer—Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule l4e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer, unless such bidder elects to establish a subsequent offering period (a "Subsequent Offering Period") and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

        If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer, such increase or decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        After the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived (to the extent waivable), pursuant to Rule 14d-11 under the Exchange Act, and subject to certain other conditions, Purchaser may elect, in its sole discretion, to provide a Subsequent Offering Period pursuant to which Purchaser may add a period of between three and twenty business days to permit additional tenders of Shares not tendered during the period of the Offer prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than twenty business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights. See "The Offer—Section 4. Withdrawal Rights."

        A request has been made to the Company for the use of the Company's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Company has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the conditions to the Offer discussed in "The Offer—Section 11. Conditions to the Offer" (if waivable), Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, as soon as practicable after the Expiration Date, provided that the Offer has not been terminated by such date. If there is a Subsequent Offering Period following the Offer, Purchaser will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Offering Period. Subject to compliance with Rule l4e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See "The Offer—Section 13. Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights discussed in "The Offer—Section 1. Terms of the Offer," the Depositary may, nevertheless retain tendered Shares, on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in "The Offer—Section 4. Withdrawal Rights" and as otherwise required by Rule 14e-1(e) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to Parent or any direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a shareholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase, and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. The Agent's Message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if the (i) Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) Shares are tendered for the account of a firm that is participating in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an "Eligible Institution," and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificate(s) evidencing such shareholder's Shares are not immediately available, or if such shareholder cannot deliver the Share Certificate(s) and all other required documents to the Depositary prior to the Expiration Date, or if such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal is received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholders acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain shareholders of the Offer Price for Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer that are United States persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign shareholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.     Withdrawal Rights

        Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, November 4, 2005.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered

Shares and such Shares may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See "The Offer—Section 1. Terms of the Offer."

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 11. Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.     Certain Federal Income Tax Consequences

        The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the United States federal income tax consequences to a Holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and does not consider the effect of any state, local, foreign or other tax laws.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. Long-term capital gains generally are subject to preferential rates of United States federal income tax, currently at a rate of 15 percent (5 percent for taxpayers in the lower brackets). There are limitations on the deductibility of capital losses.

        Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 28% unless a Holder of Shares (i) provides a correct TIN (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's United States federal income tax liability, provided that the required information is given to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.     Price Range of the Shares; Dividends

        The Shares are listed on the NYSE under the symbol "SE." The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Share on the NYSE.

	Common Stock
	High	Low
Fiscal Year 2004
First Quarter	$19.50	$13.65
Second Quarter	18.50	15.10
Third Quarter	20.64	15.80
Fourth Quarter	24.20	19.95
Fiscal Year 2005
First Quarter	$25.12	$23.85
Second Quarter	30.33	23.99
Third Quarter (through September 2, 2005)	35.10	28.34

        On August 31, 2005, the last full trading day prior to the public announcement of the Offer, the closing price of the Shares on the NYSE was $28.34 per Share. On September 2, 2005, the last full trading day prior to the commencement of the Offer, the closing sales price of the Shares on the NYSE was $35.10 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        No dividends have ever been paid on the Shares. Under Texas law, the Company is permitted to pay cash dividends only:

  •
  out of the Company's surplus, which is defined as the excess of the total assets of the Company over the sum of the Company's total debts, the par value of the Company's stock, the consideration fixed by the Company's board of directors for stock without par value and any amounts previously transferred to the Company's stated capital; and

  •
  if, after paying cash dividends, the Company would not be insolvent, which is defined as the inability to pay debts as they become due in the usual course of its business.

7.     Certain Information Concerning the Company

        General.    The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. Neither Parent, Purchaser nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        The Company introduced the convenience store concept in 1927, when, as an ice company, its retail outlets began selling milk, bread and eggs. Today, the Company is the largest convenience store chain in the world and operates, franchises or licenses more than 27,500 stores worldwide. The Company's stores generally range in size from 2,400 to 3,000 square feet and carry about 2,300 to 2,800 items.

        The Company's principal offices are located at 2711 North Haskell Avenue, Dallas, Texas 75204, and its telephone number at such address is 214-828-7011.

        As of the date hereof, to the best of their knowledge, neither Purchaser nor Parent knows whether any executive officer, director or affiliate of the Company intends to tender Shares in the Offer, none of the Company, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and the Company has not made public any appraisal, report or opinion on the fairness of this transaction. To the best of Purchaser's and Parent's knowledge, a majority of the directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of preparing a report concerning the fairness of the transaction. The Company, however, may retain a financial advisor to assist it in considering the Offer. The Offer and Merger have not been approved by a majority of the directors of the Company who are not employees of the Company.

        Financial Information.    Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 2003 and 2004 fiscal years set forth in the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2004, beginning on page 45 of such report. Certain financial information relating to the Company is also hereby incorporated by reference to the unaudited balance sheets, comparative year-to-date income statements and related earnings per share data and statements of cash flows for the second quarter of 2005 set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, beginning on page 1. The reports may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under "Available Information" below.

THE COMPANY

SELECTED FINANCIAL INFORMATION

        The following table sets forth summary historical financial data for the Company as of and for the six months ended June 30, 2005 and 2004 and for each of the years ended December 31, 2004 and 2003.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited interim financial statements and other financial information contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and as Item 1 in the Company's Quarterly Report on Form l0-Q for the quarterly period ended on June 30, 2005, are hereby incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below.

	For Six Months Ended June 30,		For Twelve Months Ended December 31,
	2005	2004	2004	2003
	Numbers in Thousands
Income Statement Data(1)
Total Revenues	$6,402,109	$5,877,992	$12,246,083	$10,827,279
Total costs and expenses	6,274,961	5,785,203	12,073,568	10,689,411
Net earnings	78,104	51,021	96,506	62,073
Balance Sheet Data(2)
Current assets	736,481	724,230	732,362	785,984
Non-current assets	2,551,428	2,472,882	2,579,764	2,664,645
Current liabilities	982,770	963,572	1,073,327	880,756
Non-current liabilities	1,737,990	1,840,535	1,774,338	2,238,282
Total shareholders' equity (deficit)	567,149	393,005	464,461	331,591
Weighted average shares of common stock outstanding	114,442	111,932	106,815	112,393

Notes to Selected Financial Information

(1)
(2)  The balance sheet and income statement data take into account the Company's restatement of certain previously issued financial statements. In connection with the December 31, 2004, year-end reporting, the Company determined it was appropriate to restate its previously issued financial statements. Historically, the Company had been amortizing certain leasehold improvements on operating leases over periods that extended beyond the term of the lease. The Company has revised its accounting and restated its previously issued financial statements to adjust the amortization expense of certain of its leasehold improvements to be the shorter of the economic useful life or the lease term.

        Comparative Per Share Data.    The following table sets forth certain historical per share data for the Company. Basic and diluted earnings per common share are presented for the six months ended June 30, 2005 and 2004 and for each of the years ended December 31, 2004 and 2003.

	For Six Months Ended June 30,		For Twelve Months Ended December 31,
	2005	2004	2004	2003
Comparative Per Share Data(1)
Basic earnings per share	$.68	$.46	$.86	$.58
Diluted earnings per share	.63	.43	.81	.57

Notes to Selected Financial Information

(1)
The comparative per share data takes into account the Company's restatement of certain previously issued financial statements. In connection with the December 31, 2004, year-end reporting, the Company determined it was appropriate to restate its previously issued financial statements. Historically, the Company had been amortizing certain leasehold improvements on operating leases over periods that extended beyond the term of the lease. The Company has revised its accounting and restated its previously issued financial statements to adjust the amortization expense of certain of its leasehold improvements to be the shorter of the economic useful life or the lease term.

        Net book value per Share as of June 30, 2005, calculated by dividing shareholders' equity by the number of shares of common stock outstanding as of that date, was $4.91.

        Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Purchaser, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Dealer Manager.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.     Certain Information Concerning Holdings, Purchaser and Parent.

        Holdings is a holding company incorporated under the laws of Japan. Holdings was formed on September 1, 2005 specifically to acquire and hold the shares of its wholly owned operating subsidiaries, Parent, Ito-Yokado and Denny's Japan.

        Parent is a Japanese corporation and an owner and operator of retail convenience stores in Japan, China and the State of Hawaii. These retail convenience stores consist of franchise stores and Parent-owned and -operated stores and offer processed foods, fast food, daily delivered foods and general merchandise.

        Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was formed in 1990 specifically to acquire and hold the Shares.

        The principal offices of Holdings, Purchaser and Parent are located at 8-8 Nibancho, Chiyoda-ku, Tokyo 102-8455, Japan. The telephone number for Holdings, Purchaser and Parent at such location is (011) (813) 6238-3000/3711.

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Holdings, Purchaser and Parent are set forth in Schedule A to this Offer to Purchase.

        Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see "Special Factors—Section 8. Dissenters' Appraisal Rights; Rule 13e-3."

9.     Source and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to complete the Offer and consummate the Merger, and expected to be incurred by Parent, is estimated to be approximately $1.0 billion plus any related transaction fees and expenses. See "The Offer—Section 14. Fees and Expenses." Parent intends to use cash on hand to fund the Offer Price for tendered Shares and to pay any related transaction fees.

        No alternative financing plans or arrangements have been made in the event that Parent is unable to obtain sufficient funds in connection with the Offer and the Merger.

10.   Dividends and Distributions.

        The Company has never declared nor paid cash dividends on its capital stock. However, if, at any time on or after the date hereof, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split) with respect to the Shares that is payable or distributable to shareholders of record on a date occurring prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights described in "The Offer—Section 11. Conditions to the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares) will be required to be remitted promptly and transferred by each tendering shareholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.

        If, on or after the date hereof, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to Purchaser's rights described under the heading "The Offer—Section 11. Conditions to the Offer," appropriate adjustments to reflect such split, combination or change may be made by Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

11.   Conditions to the Offer.

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (i) at the Expiration Date the Minimum Condition has not been satisfied or (ii) at any time on or after September 1, 2005 and prior to the time of payment for any such Shares, any of the following events has occurred:

  •
  there has not been validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Parent will, directly or indirectly, own a number of Shares representing at least 90% of the Shares outstanding on a fully diluted basis (as defined in the "Introduction");

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company that has or might reasonably be expected to have a material adverse effect on the Company (an "Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by Purchaser or Parent as a result of the transactions contemplated by the Offer or the Merger (a "Diminution in Value");

  •
  there has been threatened or instituted by, or there is pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a "Governmental Entity"), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit or delay the making or completion of the Offer or consummation of the Merger, or would otherwise directly or indirectly adversely affect the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Parent or Purchaser (or any other affiliate of Parent) of all or any portion of the business or assets of the Company or of Parent and its affiliates, or to compel the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and subsidiaries taken as a whole or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by Parent or Purchaser (or any other affiliate of Parent) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to Parent or Purchaser;

  •
  there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or completion of the Offer or consummation of the Merger, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or compels the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and subsidiaries taken as a whole or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) requires divestiture by Parent or Purchaser or any of their affiliates of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to Parent or Purchaser;

  •
  there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Offer or the Merger, or any other action has been taken by any Governmental Entity, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of the paragraph above;

  •
  there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 index from September 1, 2005, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States or Japan market in loans, (v) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the United States or Japan, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or Japan or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  the Company and Purchaser or Parent have reached an agreement or understanding that the Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Shares or assets of the Company;

  •
  the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on September 1, 2005) of any class (including, without limitation, the Shares, other than the issuance of Shares upon conversion of the QUIDS) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (B) other securities in respect of, in lieu of or in substitution for Shares outstanding on September 1, 2005, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

  •
  the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

  •
  a tender or exchange offer for some portion or all of the Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Company), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Shares, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to September 1, 2005, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Shares prior to such date has acquired or proposed to acquire additional Shares constituting more than one percent of the Shares, or has been granted any option or right to acquire more than one percent of the Shares, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company;

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value;

  •
  the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise affected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Offer or the Merger, which in the sole judgment of Parent in each case with respect to every matter referred to above makes it inadvisable to proceed with the Offer or with the acceptance for payment of, or the payment for, the Shares.

        The foregoing conditions are for the sole benefit of Parent, Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The Minimum Condition may not be waived by Parent or Purchaser. The determination as to whether any condition has been satisfied will be made in the sole judgment of Parent and Purchaser and will be final and binding. The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Offer.

12.   Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations.

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price.

        Stock Listing.    The Shares are listed on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Shares if, among other things: (i) the number of total shareholders falls below 400; (ii) the number of total shareholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of February 15, 2005, there were 114,057,882 Shares outstanding, held by 1,253 holders of record.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc. or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC, if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of the Shares from the NYSE and to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

        Margin Regulations.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

13.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 13, based on a review of publicly available filings by the Company with the SEC, neither Parent nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as discussed herein, any approval or other action by any Governmental Entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Anti-takeover Statutes." While Purchaser does not presently believe that any competition waiting period or approval will materially delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to the Company's business or that material parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

        State Anti-takeover Statutes.    A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the

United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        The Company is incorporated under the laws of the State of Texas. In general, Article 13.03 of the TBCA ("Article 13.03") prevents an "affiliated shareholder" from engaging in a "business combination" (defined to include mergers and certain other actions) with a Texas corporation for a period of three years following the date such person became an affiliated shareholder, unless special requirements are met or certain exceptions apply. Because Purchaser has owned in excess of 20% of the outstanding Shares for more than three years, and because Purchaser has owned in excess of 20% of the outstanding Shares since prior to December 31, 1996, the restrictions of Article 13.03 should not apply to the Merger.

        The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Parent and Purchaser do not believe that the anti-takeover laws and regulations of any state other than the State of Texas will by their terms apply to the Offer or the Merger, and, except as discussed above with respect to Article 13.03, neither Parent nor Purchaser has attempted to comply with any state anti-takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered in the Offer. See "The Offer—Section 11. Conditions to the Offer."

        Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to these requirements because Parent currently owns in excess of 50% of the issued and outstanding Shares.

        The FTC and the DOJ frequently scrutinize the legality of mergers and acquisitions under United States Antitrust Laws (as defined herein) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under United States Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under United States Antitrust Laws under certain circumstances. Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate United States Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        As used in this Offer to Purchase, "United States Antitrust Laws" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        Parent and the Company conduct operations in a large number of other jurisdictions throughout the world, where other antitrust filings or approvals may be required or advisable in connection with the completion of the Offer and the Merger. Parent and Purchaser currently intend to make filings or seek approvals in certain other jurisdictions if necessary; however, Parent and Purchaser do not expect such filings or approvals to materially delay the completion of the Offer or the consummation of the Merger. Parent and Purchaser believe that the transactions contemplated hereby should be approved without any conditions in all countries, if any, where approval is required. However, it cannot be ruled out that any foreign antitrust authority might seek to require remedial undertakings as a condition to its approval.

        Federal Reserve Board Regulations.    Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Parent and Purchaser will ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

14.   Fees and Expenses.

        Parent has engaged Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Offer. Citigroup Global Markets Inc. and Nikko Citigroup Limited have provided certain financial advisory services to Parent in connection with the Offer. Parent will pay Citigroup customary compensation for such services in connection with the Offer and the Merger. Parent has agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and its affiliates against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

        Purchaser and Parent have retained Innisfree to serve as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

        Except as discussed above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

        The following is an estimate of fees and expenses to be incurred by Parent and Purchaser in connection with the Offer:

Financial Advisor/ Dealer Manager	$6,000,000
Advertising	100,000
Filing	120,600
Depositary/ Transfer Agent	25,000
Information Agent (including mailing)	40,000
Legal, Printing and Miscellaneous	4,000,000
Total	10,285,600

        In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by Parent and Purchaser.

15.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Shares other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 order the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in "The Offer—Section 7. Certain Information Concerning the Company—Available Information."

IYG Holding Company

September 6, 2005

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND

EXECUTIVE OFFICERS OF HOLDINGS, PURCHASER AND PARENT

        1.    Directors and Executive Officers of Holdings.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Holdings. Unless otherwise indicated, each such person is a citizen of Japan, and the business address of each such person is c/o Seven & I Holdings Co., Ltd., 8-8 Nibancho, Chiyoda-Ku, Tokyo 102-8455, Japan. Neither Holdings nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Toshifumi Suzuki
Present occupation(s): Chairman and Chief Executive Officer of Holdings, Parent and Purchaser; Chairman and Chief Executive Officer of Ito-Yokado Co., Ltd.; Chairman of the Board and Director of 7-Eleven, Inc.; Chairman of Seven-Eleven Hawaii, Inc.; Chairman of 7dream.com Co., Ltd.; Chairman of IY Card Service Co., Ltd.

Positions in past five years: President and Representative Director of Ito-Yokado Co., Ltd. (October 1992 - May 2003); Chairman and Representative Director of Parent (October 1992 - Present); Chairman and Representative Director of Ito-Yokado Co., Ltd. (May 2003 -Present); Chief Executive Officer of Ito-Yokado Co., Ltd. (May 2003 - Present); Chief Executive Officer of Parent (May 2003 - Present).
Noritoshi Murata	Present occupation(s): President and Chief Operating Officer and Director of Holdings; President and Director of Sanei Co., Ltd.; President and Director of IYG Financial Center Co., Ltd.

Positions in past five years: Managing Director of Ito-Yokado Co., Ltd. (May 1996 - May 2003); Senior Managing Director and Chief of Administration Development Group of Ito-Yokado Co., Ltd. (May 2003 - Present); Senior Executive Officer of Ito-Yokado Co., Ltd. (May 2003 - August 2005).
Tadahiko Ujiie	Present occupation(s): Chief Financial Officer and Director of Holdings; Senior Executive Director and Chief Financial Officer of Parent; President and Director of SE Capital Corporation.
Positions in past five years: Managing Director of Parent (May 1997 - May 2001); Senior Managing Director of Parent (May 2001 -Present); Senior Executive Officer of Parent (May 2003 - Present).

Sakae Isaka	Present occupation(s): Director of Holdings; President and Chief Operating Officer of Ito-Yokado Co., Ltd.

Positions in past five years: Managing Director of Ito-Yokado Co., Ltd. (May 1995 - May 2001); Senior Managing Director of Ito-Yokado Co., Ltd. (May 2001 - May 2003); Representative Director and President of Ito-Yokado Co., Ltd. (May 2003 - Present); Chief Operating Officer of Ito-Yokado Co., Ltd. (May 2003 - Present).
Toshiro Yamaguchi	Present occupation(s): Director of Holdings; President and Chief Operating Officer of Parent; Director of Parent.

Positions in past five years: Senior Managing Director of Parent (May 2000 - May 2002); Representative Director and President of Parent (May 2002 - Present); Chief Operating Officer of Parent (May 2003 - Present).
Kenichi Asama	Present occupation(s): Director of Holdings; President and Chief Executive Officer of Denny's Japan Co., Ltd.

Positions in past five years: Director of Denny's Japan Co., Ltd. (May 2000 - May 2002); Representative Director and President of Denny's Japan Co., Ltd. (May 2002 - Present); Chief Executive Officer of Denny's Japan Co., Ltd. (May 2003 - Present).
Katsuhiro Goto	Present occupation(s): Chief Administration Officer and Director of Holdings; Managing Director and Managing Executive Officer of Ito-Yokado Co., Ltd.; Director of Ito-Yokado Co., Ltd.

Positions in past five years: Joined Parent (July 1989); Chief of Office of the President of Ito-Yokado Co., Ltd. (April 2002 - Present); Director of Ito-Yokado Co., Ltd. (May 2002 - Present); Executive Officer of Ito-Yokado Co., Ltd. (May 2003 - Present); Managing Director of Ito-Yokado Co., Ltd. (May 2004 - Present); Managing Executive Officer of Ito-Yokado Co., Ltd. (May 2004 - Present).
Scott T. Davis (Citizenship: Australia)
Present occupation(s): Director of Holdings; Director of Ito-Yokado Co., Ltd.; Professor of the International Economics Department, International School of Economics and Business of Reitaku University.

Positions in past five years: Lecturer of the Department of Management, Faculty of Economics of Gakushuin University (April 1993 -Present); Professor of the International Economics Department, International School of Economics and Business of Reitaku University (April 2001 - Present); Director of Ito-Yokado Co., Ltd. (May 2004 - Present).
Shozo Hashimoto	Present occupation(s): Director of Holdings; Senior Advisor of Nomura Research Institute, Ltd.

Positions in past five years: Representative Director and President of Nomura Research Institute, Ltd. (June 1994 - April 2002); Chairman of Nomura Research Institute, Ltd. (April 2002 - June 2005); Senior Advisor of Nomura Research Institute, Ltd. (June 2005 -Present).
Takashi Anzai	Present occupation(s): Director of Holdings; President and Director of IY Bank Co., Ltd.
Positions in past five years: Counsel of Ito-Yokado Co., Ltd. (August 2000 - April 2001); Representative Director and President of IY Bank Co., Ltd. (April 2001 - Present).
Zenko Ohtaka
Present occupation(s): Director of Holdings; President and Chief Operating Officer of York-Benimaru Co., Ltd.; Chairman of Life Foods Co., Ltd.; President and Director of Midoriya Supermarket Co., Ltd.
Positions in past five years: President and Representative Director of York-Benimaru Co., Ltd. (May 2000 - Present); Chief Operating Officer of York-Benimaru Co., Ltd. (May 2003 - Present).
Akira Miyakawa	Present occupation(s): Executive Officer and Senior Officer of Business Restructuring Department of Holdings.

Positions in past five years: Deputy General Manager of Nihonbashi Corporate Banking Department II of Sakura Bank (April 1999 -April 2001); Deputy General Manager of Tokyo Corporate Banking Department VII of Sumitomo Mitsui Banking Corporation (April 2001 - October 2001); Deputy General Manager of Corporate Credit Department I of Sumitomo Mitsui Banking Corporation (October 2001 - September 2004); Financial Division of Ito-Yokado Co., Ltd. (September 2004 - September 2005); Executive Officer and Senior Officer of Business Restructuring Department of Holdings (September 2005).
Kunio Takahashi	Present occupation(s): Executive Officer and Senior Officer of Financial Department of Holdings.

Positions in past five years: Manager of Auditing Department of Sanwa Securities Co., Ltd. (September 2000 - December 2000); Director of Sanwa Securities Co., Ltd. (December 2000 - July 2001); Executive Officer of UFJ Capital Markets Securities Co., Ltd. (July 2001 - June 2002); Managing Director of Japan TPP Securities Co., Ltd. (June 2002 - March 2004); Joined Parent (March 2004); General Manager of Funding and Securities Department of Parent (May 2004 - September 2005); Executive Officer and Senior Officer of Financial Department of Holdings (September 2005).
Takafumi Kanemitsu	Present occupation(s): Executive Officer and Senior Officer of System Planning Department of Holdings.

Positions in past five years: General Manager of Operation Division of Ito-Yokado Co., Ltd. (February 1998 - December 2002); Store Manager of Oimachi-store of Ito-Yokado Co., Ltd. (December 2002 - September 2003); Zone Manager of Ito-Yokado Co., Ltd. (September 2003 - October 2003); General Manager of Group Systems Integration Project of Ito-Yokado Co., Ltd. (October 2003 - May 2005); Executive Officer of Ito-Yokado Co., Ltd. (May 2005 - September 2005); Executive Officer and Senior Officer of System Planning Department of Holdings (September 2005).
Tsuyoshi Kobayashi	Present occupation(s): Executive Officer and Senior Officer of Corporate Planning Department of Holdings.

Positions in past five years: Credit Division of The Industrial Bank of Japan, Ltd. (June 2000 - April 2002); Deputy General Manager of International Credit Division Mizuho Corporate Bank, Ltd. (April 2002 - February 2004); Joined Parent (February 2004); Assistant General Manager of Accounting Department of Parent (June 2004 - September 2005); Executive Officer and Senior Officer of Corporate Planning Department of Holdings (September 2005).

        2.    Directors and Executive Officers of Parent.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of Japan, and the business address of each such person is c/o Seven-Eleven Japan Co., Ltd., 8-8 Nibancho, Chiyoda-ku, Tokyo 102-8455, Japan. Neither Parent nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Toshifumi Suzuki
Present occupation(s): Chairman and Chief Executive Officer of Holdings, Parent and Purchaser; Chairman and Chief Executive Officer of Ito-Yokado Co., Ltd.; Chairman of the Board and Director of 7-Eleven, Inc.; Chairman of Seven-Eleven Hawaii, Inc.; Chairman of 7dream.com Co., Ltd.; Chairman of IY Card Service Co., Ltd.

Positions in past five years: President and Representative Director of Ito-Yokado Co., Ltd. (October 1992 - May 2003); Chairman and Representative Director of Parent (October 1992 - Present); Chairman and Representative Director of Ito-Yokado Co., Ltd. (May 2003 -Present); Chief Executive Officer of Ito-Yokado Co., Ltd. (May 2003 - Present); Chief Executive Officer of Parent (May 2003 - Present).

Masaaki Kamata
Present occupation(s): Vice Chairman of Parent; Director of 7-Eleven, Inc.; President and Director of Seven-Eleven Hawaii, Inc.; Chairman and Director of SE Capital Corporation; President and Director of Purchaser.
Positions in past five years: Vice Chairman of Parent (May 1997 - Present).
Toshiro Yamaguchi	Present occupation(s): Director of Holdings; President and Chief Operating Officer of Parent; Director of Parent.

Positions in past five years: Senior Managing Director of Parent (May 2000 - May 2002); Representative Director and President of Parent (May 2002 - Present); Chief Operating Officer of Parent (May 2003 - Present).
Tadahiko Ujiie
Present occupation(s): Chief Financial Officer and Director of Holdings; Director of Planning Division and Chief Financial Officer of Parent; Director of Parent; President and Director of SE Capital Corporation.
Positions in past five years: Managing Director of Parent (May 1997 - May 2001); Senior Managing Director of Parent (May 2001 - May 2003); Senior Executive Officer of Parent (May 2003 - Present).
Noritomo Banzai	Present occupation(s): Chief Administration Officer and Director of the China Division of Parent; Director of Parent; Chairman of Seven-Eleven (Beijing) Co., Ltd.

Positions in past five years: Managing Director of Parent (May 1997 - May 2002); Senior Managing Director of Parent (May 2002 -Present); Senior Executive Officer of Parent (May 2003 - Present); Manager of the China Office of Parent (March 2004 - Present).
Katsuhiro Ito	Present occupation(s): Manager of the Products Division of Parent; Director of Parent; Chairman and President of Seven-Meal Service Co., Ltd.

Positions in past five years: Manager of the Food Department of the Products Division of Parent (March 1998 - May 1998); Managing Director of Parent (May 1998 - May 2002); Senior Managing Director of Parent (May 2002 - Present); Manager of the Products Division of Parent (May 2002 - Present); Senior Executive Officer of Parent (May 2003 - Present).
Kazuki Furuya	Present occupation(s): Manager of the Recruiting Division of Parent; Director of Parent.

Positions in past five years: Director of Parent (May 2000 - Present); Manager of the Operations Division of Parent (May 2002 - May 2003); Executive Officer of Parent (May 2003 - February 2004); Manager of the Recruiting Division of Parent (February 2004 - Present); Managing Director and Managing Executive Officer of Parent (May 2004 - Present).
Timothy Ashida	Present occupation(s): Director of Parent; President and Director of A.K.K. Associates Inc.
Positions in past five years: Director of Parent (May 1991 - Present).
Tsumie Yamaguchi	Present occupation(s): Manager of the Operations Support Department of the Operations Division of Parent; Director of Parent.

Positions in past five years: Director of Parent (May 1993 - Present); Manager of the Operations Support Department of the Operations Division of Parent (May 1993 - May 2003); Executive Officer of Parent (May 2003 - Present).
Masao Eguchi	Present occupation(s): Manager of the Accounting Control Division of Parent; Director of Parent.
Positions in past five years: Manager of the Accounting Management Division of Parent (March 1998 - Present); Director of Parent (May 2000 - Present); Executive Officer of Parent (May 2003 - Present).
Yoh Mitani	Present occupation(s): Manager of the Operations Division of Parent; Director of Parent.

Positions in past five years: Zone Manager of the Operations Division of Parent (January 1996 - April 2002); General Manager of the Accessories Department of the Products Division of Parent (April 2002 - May 2002); Director of Parent (May 2002 - Present); Manager of the Accessories Department of the Products Division of Parent (May 2002 - May 2003); Executive Officer of Parent (May 2003 -Present); Manager of the Operations Division of Parent (October 2004 - Present).
Ryuichi Isaka	Present occupation(s): Manager of the Food Department of the Products Division of Parent; Director of Parent.

Positions in past five years: Senior Merchandiser of the Food Department of the Products Division of the Company (March 1998 - May 2002); Director of the Company (May 2002 - Present); Manager of the Food Department of the Products Division of the Company (May 2002 - Present); Executive Officer of the Company (May 2003 - Present).
Jyunro Ito	Present occupation(s): Manager of the Product Information Department of the Products Division of Parent; Director of Parent.

Positions in past five years: Zone Manager of the Operations Division of Parent (January 1996 - May 2003); Director of Parent (May 2002 - Present); Executive Officer of Parent (May 2003 - Present); Director of the Product Information Department of the Products Division of Parent (July 2003 - Present).
Tomio Nishikawa	Present occupation(s): Manager of the FC Legal Department of the General Affairs Division of Parent; Director of Parent.

Positions in past five years: General Manager of the FC Legal Department of the General Affairs Division of Parent (March 1998 - May 2003); Director and Executive Officer of Parent (May 2003 - Present); Manager of the FC Legal Department of the General Affairs Division of Parent (May 2003 - Present).
Katsuhisa Konuki	Present occupation(s): Deputy Manager of the Financial Division and Manager of the Financial Planning Division of Parent; Director of Parent.

Positions in past five years: General Manager in charge of Securities of the Financial Division of Parent (March 1994 - February 2001); General Manager of the Funding and Securities Department of the Financial Division of Parent (February 2001 - May 2003); Director and Executive Officer of Parent (May 2003 - Present); Manager of the Funding and Securities Department of the Financial Division of Parent (May 2003 - June 2003); Deputy Manager of the Financial Division and Manager of the Finance Planning Department of Parent (June 2003 - Present).
Akira Fukuoka	Present occupation(s): Manager of the Recruiting Department III of the Recruiting Division of Parent; Director of Parent.

Positions in past five years: Zone Manager of the Operations Division of Parent (September 1999 - February 2004); Manager of the Operations Division of Parent (February 2004 - May 2004); Director and Executive Officer of Parent (May 2004 - Present); Manager of the Recruiting Department IV of the Recruiting Division of Parent (October 2004 - February 2005); Manager of the Recruiting Division III of the Recruiting Division of Parent (February 2005 - Present).
Toshiyuki Nagase	Present occupation(s): Executive Officer of Parent; Manager of the Recruiting Department II of the Recruiting Division of Parent.

Position in the past five years: General Manager of Recruiting Department II of Parent (January 2000 - Present); Director of Parent (May 2003 - May 2005); Executive Officer of Parent (May 2005 - Present).
Kazuhisa Sato	Present occupation(s): Executive Officer of Parent; Manager of the Logistics Management Division of Parent.

Positions in past five years: General Manager of Quality Control Department of Parent (February 1992 - May 2002); Assistant Manager of Logistics Management Division of Parent (May 2002 - May 2004); Executive Officer and Manager of Logistics Management Division of Parent (May 2004 - Present).
Masayuki Sato	Present occupation(s): Executive Officer of Parent; Manager of the Information Systems Division of Parent.

Positions in past five years: General Manager of Operation System Department of Parent (January 1999 - Present); Manager of Information System Division of Parent (December 2003 - Present); Executive Officer (May 2004 - Present).
Kazuo Togasa	Present occupation(s): Executive Officer of Parent; Manager of the Recruiting Department I of the Recruiting Division of Parent.

Positions in past five years: Manager of the Recruiting Department IV, Saitama Area of Parent (January 2000 - March 2002); General Manager of the Recruiting Department IV of Parent (March 2002 - February 2004); General Manager of the Recruiting Department I and IV of Parent (February 2004 - May 2004); Executive Officer, Manager of the Recruiting Department I and IV of Parent (May 2004 - October 2004); Executive Officer, Manager of the Recruiting Department I of Parent (October 2004 - Present).
Fumihiko Nagamatsu	Present occupation(s): Executive Officer of Parent; Manager of the Business Division of Parent.
Positions in past five years: Zone Manager of the Operation Division of Parent (August 2000 -May 2004); Executive Officer and Manager of the Business Division of Parent (May 2004 - Present).
Akio Miyashita	Present occupation(s): Executive Officer of Parent; Manager of the Construction Facility Division of Parent.

Positions in past five years: Zone Manager of the Operation Division of Parent (September 1999 - February 2004); Manager of the Operation Division of Parent (February 2004 - May 2004); Director and Executive Officer of Parent (May 2004 -Present); Manager of the Recruiting Department IV of the Recruiting Division of Parent (October 2004 - February 2005); Manager of the Recruiting Department III of the Recruiting Division of Parent (February 2005 - Present).

Shizuma Noda	Present occupation(s): Executive Officer of Parent; Zone Manager of the Operations Division of Parent.
Positions in past five years: Zone Manager of the Operation Division of Parent (August 1999 -Present); Executive Officer of Parent (May 2005 - Present).
(a)

        3.    Directors and Executive Officers of Purchaser.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of Japan, and the business address of each such person is c/o Seven-Eleven Japan Co., Ltd., 8-8 Nibancho, Chiyoda-Ku, Tokyo 102-8455, Japan. Neither Purchaser nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Toshifumi Suzuki
Present occupation(s): Chairman and Chief Executive Officer of Holdings, Parent and Purchaser; Chairman and Chief Executive Officer of Ito-Yokado Co., Ltd.; Chairman of the Board and Director of 7-Eleven, Inc.; Chairman of Seven-Eleven Hawaii, Inc.; Chairman of 7dream.com Co., Ltd.; Chairman of IY Card Service Co., Ltd.
Positions in past five years: President and Representative Director of Ito-Yokado Co., Ltd. (October 1992 - May 2003); Chairman and Representative Director of Parent (October 1992 - Present); Chairman and Representative Director of Ito-Yokado Co., Ltd. (May 2003 -Present); Chief Executive Officer of Ito-Yokado Co., Ltd. (May 2003 - Present); Chief Executive Officer of Parent (May 2003 - Present).
Masaaki Kamata	Present occupation(s): Vice Chairman of Parent; Director of 7-Eleven, Inc.; President and Director of Seven-Eleven Hawaii, Inc.; Chairman and Director of SE Capital Corporation; President and Director of Purchaser.
Positions in past five years: Vice Chairman of Parent (May 1997 - Present).
Nobutake Sato	Present occupation(s): Vice President and Director of Purchaser.
Positions in past five years: Director of 7-Eleven, Inc. (March 1991 - May 2004); Chairman & CEO of York-Benimaru Co., Ltd. (May 2000 - Present); Vice Chairman and Director of Ito-Yokado Co., Ltd. (May 2003 - Present); Vice President and Director of Ito-Yokado Co., Ltd. (May 1993 - May 2003).

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

        The following table sets forth (i) the current ownership of Shares by Parent, Purchaser and their respective directors and officers and (ii) the purchases of Shares by the respective directors and officers of Parent and Purchaser during the past sixty days.

	Securities Ownership
Filing Person	Number		Percent(1)		Securities Transactions for Past 60 Days
Seven & I Holdings Co., Ltd.	98,331,214	(2)	75.72	%(4)	—
8-8 Nibancho, Chiyoda-ku
Tokyo 102-8452 Japan
Sakae Isaka	720		*		—
All directors and officers of Seven & I Holdings Co., Ltd. as a group	720		*		—
Seven-Eleven Japan Co., Ltd.	98,331,214	(3)	75.72	%(4)	—
8-8 Nibancho, Chiyoda-ku
Tokyo 102-8452 Japan
Kazuki Furuya	200		*		—
Yoh Mitani	2,000		*		—
Masayuki Sato	8,000		*		—
Kazuo Togasa	1,000		*		—
Tsumie Yamaguchi	5,000		*		—
All directors and officers of Seven-Eleven Japan Co., Ltd. as a group	16,200		*		—
IYG Holding Company	77,407,146		67.06%		—
8-8 Nibancho, Chiyoda-ku
Tokyo 102-8452 Japan
Masaaki Kamata	27,852		*			(5)
Nobutake Sato	26,333		*		—
Toshifumi Suzuki	205,321		*			(6)
All directors and officers of IYG Holding Company as a group	259,506		*

* Less than 1 percent.

(1)
Percentage calculations are based on 115,435,471 shares outstanding as of June 30, 2005.

(2)
Includes 77,407,146 shares held by IYG Holding Company, 6,501,685 shares held by Seven-Eleven Japan Co., Ltd. and 14,422,383 shares issuable upon conversion of the QUIDS.

(3)
Includes 77,407,146 shares held by IYG Holding Company, 6,501,685 shares held directly by Seven-Eleven Japan Co., Ltd. and 14,422,383 shares issuable upon conversion of the QUIDS.

(4)
For purposes of calculating the percentage share ownership of Holdings and Parent, the shares issuable upon conversion of the QUIDS were assumed to be outstanding.

(5)
Mr. Kamata acquired 138 shares on July 1, 2005 under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

(6)
Mr. Suzuki acquired 104 shares on July 1, 2005 under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

B-1

SCHEDULE C

ARTICLES 5.12(B-G), 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Art. 5.16. Merger with Subsidiary Entities

        E.    In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent entity immediately prior to the merger, the surviving parent entity shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for the shareholder's shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

          (1)   Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving parent entity for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

          (2)   Within ten (10) days after receipt by the surviving entity of a demand for payment by the dissenting shareholder of the fair value of the shareholder's shares in accordance with Subsection (1) of this section, the surviving entity shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the surviving entity accepts the amount claimed in the demand and agrees to pay such amount within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the surviving parent entity of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving entity, payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

          (4)   If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving entity do not so agree, then the dissenting shareholder or the surviving entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

          (5)   In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of the shareholder's shares or money damages to the shareholder with respect to the corporate action. If the surviving entity complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of the shareholder's shares or money damages to such shareholder with respect to such corporate action.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the offer is:

The Bank of New York

By Mail:	By Hand:	By Overnight Courier:
The Bank of New York PO Box 859208 Braintree, Massachusetts 02185-9208	The Bank of New York Tender & Exchange Department 101 Barclay Street, 1E Receive & Deliver Window New York, New York 10286	The Bank of New York 161 Bay State Drive Braintree, Massachusetts 02184
By Facsimile Transmission: (781) 380-3388
To Confirm Facsimile Transmissions: (For Eligible Institutions Only) (781) 843-1833 x200 (For Confirmation Only)

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free: (888) 750-5834
Banks & Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street
New York, New York 10013
Call Toll-Free: (800) 956-2133

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
INTRODUCTION
SPECIAL FACTORS
THE OFFER
THE COMPANY SELECTED FINANCIAL INFORMATION
SCHEDULE A INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS, PURCHASER AND PARENT
SCHEDULE B SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SCHEDULE C ARTICLES 5.12(B-G), 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT